Exhibit 10.1

EXECUTION VERSION

Lyondell Chemical Company

SUMMARY OF TERMS AND CONDITIONS OF THE $8,015,000,000

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION FACILITIES

Borrowers:	Lyondell Chemical Company (“Lyondell”), as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code and certain of its subsidiaries and affiliates as debtors-in-possession under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), as set forth on Annex I hereto (collectively, the “Borrowers”), in jointly administered cases (collectively, the “Cases”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).

Guarantors:	All obligations under the Facilities (defined below) and the other Loan Documents (defined below) will be unconditionally guaranteed (the “Guarantee”) by (a) each Borrower (with respect to the obligations of the other Borrowers), (b) each subsidiary of LyondellBasell Industries AF S.C.A. (“Lyondell AF”) that is a U.S. entity currently a guarantor of the Bridge Facility or the Senior Credit Facility (each as defined below) (the “U.S. Guarantors”), (c) Basell Germany Holdings GmbH (“Basell GmbH”), secured by a priming lien on the stock of its direct subsidiaries, and (d) on an unsecured basis, by Lyondell AF and each other non U.S. subsidiary of Lyondell AF that is currently a guarantor of the Bridge Facility or the Senior Credit Facility (each as defined below) (together with Basell GmbH, the “Non-U.S. Guarantors”, and together with the U.S. Guarantors, the “Guarantors”) subject, in the case of the Non-U.S. Guarantors, to covenant restrictions in joint venture agreements, general statutory limitations, corporate benefit and similar principles under applicable law (taking into account the ultimate benefit to be received by each subsidiary providing such a Guarantee) which limit the ability of the Non-U.S. Guarantors to provide a Guarantee or, in the case of Basell GmbH, security, or will require that the Guarantee be limited by an amount or otherwise (collectively, “Legal Limitations”) to the extent of such Legal Limitations, provided that each Non-U.S. Guarantor will endeavor in good faith to use commercially reasonable efforts to demonstrate that adequate corporate benefit accrues to it and to take other steps reasonably required by the Instructing Group to avoid or mitigate such Legal Limitations), or as otherwise agreed by the Instructing Group and Lyondell.

The U.S. Guarantors and Basell GmbH shall be debtors-in-possession under Chapter 11 of the United States Bankruptcy Code (such Guarantors, together with the Borrowers and Basell GmbH, the “Debtors”, and together with the other Non-U.S. Guarantors, the “Obligors”).

Certain Prepetition Facilities:	Bridge Loan Facility. That certain Bridge Loan Agreement dated as of December 20, 2007, among LyondellBasell Finance Company, Lyondell AF, the Guarantors party thereto from time to time, the Lenders party thereto from time to time, Merrill Lynch Capital Corporation, as administrative agent, Citibank, N.A., as collateral agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs Credit Partners L.P., Citigroup Global Markets Inc., ABN AMRO Incorporated and UBS Securities LLC, as joint lead arrangers and bookrunners, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as transaction coordinator and the other parties thereto (as amended and restated as of April 30, 2008, as further amended and restated as of October 17, 2008, and as further amended, supplemented and otherwise modified from time to time, and related definitive documentation, in each case as further amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Bridge Loan Facility”).

Existing ABL Facilities. That certain Credit Agreement relating to the inventory-based credit facility (the “Inventory Facility”), dated December 20, 2007, that certain Receivables Purchase Agreement relating to the domestic receivables securitization facility (the “Receivables Facility”), dated December 20, 2007, and that certain Receivables Purchase Agreement dated July 29, 2005 (the “Basell Facility”), along with related definitive documentation representing the existing asset-based facilities of the Borrowers in the U.S. (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Existing ABL Facilities”).

Senior Credit Facility. That certain Credit Agreement, dated as of December 20, 2007, as amended and restated as of April 30, 2008, among Lyondell AF, Lyondell, LyondellBasell Industries Holdings B.V., Basell Finance Company, B.V. and Basell Germany Holdings GmbH, as borrowers, the subsidiary guarantors party thereto, Citibank, N.A., as primary administrative agent and as collateral agent, the other agents and other entities party thereto and the financial institutions and other persons or entities party thereto as lenders (in each case as amended, supplemented or otherwise modified prior to the date hereof, and including all exhibits and other ancillary documentation in respect thereof, the “Senior Credit Facility”).

DIP Facilities:	Term Facility: A superpriority multiple draw term loan facility (the “Term Facility”) in an aggregate principal amount of up to $6,500,000,000 (the “Term Loan Commitments”), $3,250,000,000 in respect of new money funding (the “New Money Loans”) and a dollar-for-dollar roll-up of $3,250,000,000 in respect of outstanding loans under the Senior Credit Facility beneficially owned[1] by the Term Lender (or its affiliates) at January 7, 2009 (the “Roll-Up Loans”) Amounts paid or prepaid under the Term Facility may not be reborrowed.

Participation in the Term Loan Commitments, including both the New Money Loans and the Roll-Up Loans, at Full Availability shall be open to all persons which beneficially owned (or whose affiliates beneficially owned) loans under the Senior Credit Facility at 11:59 p.m. on January 7, 2009 (other than the Specified Term Lenders and their affiliates, who shall not be entitled to subscribe for New Money Loans (or Roll-Up Loans) in excess of their Term Loan Commitments set forth herein except as expressly provided in Annex V) (“Eligible Holdings” and the persons holding the same, “Eligible Subscribers”). Allocations of the Term Loan Commitments at Full Availability will be made in accordance with Annex V.

ABL Facility: A superpriority non-amortizing revolving credit facility (the “ABL Facility” and, together with the Term Facility, the “Facilities”) in an aggregate principal amount of up to $1,515,000,000 (the “ABL Commitments” and, together with the Term Loan Commitments the “Commitments”), subject to ABL Availability (as defined below). The ABL Facility may, at the option of the Borrowers, be increased through the addition of new Lenders (including financial institutions and/or corporate investors) acceptable to the Arrangers so long as the amount of the ABL Facility does not exceed $2,000,000,000 in the aggregate (the ability to so increase the ABL Commitments, the “ABL Accordion”). Up to $300,000,000 of the ABL Facility in connection with Initial Availability (as defined below, and an amount TBD not less than $300,000,000 in connection with Full Availability (as defined below), in each case subject to ABL Facility Availability, will be available in the form of letters of credit by the Issuer (as defined below) for the account of the Borrowers (“Letters of Credit”). No Letter of Credit will be issued after the 30th day preceding the Maturity Date.

The Commitment of each Lender as of the Interim Order Entry Date will be set forth on Annex IV hereto.

[1]

Beneficial ownership for the purpose means actual credit exposure, whether direct or indirect in the form of a participation, a binding confirmed trade not yet settled or a total return swap as verified pursuant to administrative protocols to be determined.

The Facilities will be documented under separate credit agreements.

Purpose/Use of Proceeds:	The proceeds of the Facilities will be used, in accordance with the terms of the Budget (defined below): (i) to refinance in full the Existing ABL Facilities on the Closing Date, (ii) to pay related transaction costs, fees and expenses and (iii) to provide working capital for, and for other general corporate purposes of the Debtors and the non-U.S. subsidiaries of Lyondell AF. Amounts for general corporate purposes of the non-U.S. subsidiaries of Lyondell AF shall be advanced by way of intercompany loans from a Borrower to Basell GmbH (the “Intercompany Facility”), which shall (i) if required by the Instructing Group be secured by a second priority priming lien on the stock of the direct subsidiaries of Basell GmbH and (ii) be pledged as collateral security on a priming basis to secure the Term Facility.

Arrangers:	Citigroup Global Markets Inc., Goldman Sachs Lending Partners LLC, Merrill Lynch Capital Corporation, ABN AMRO Bank N.V., and UBS Securities LLC (collectively, together with their affiliates, the “Arrangers”).

Lenders:	With respect to the Term Facility, the Arrangers and the other institutions identified in Annex IV hereto which have agreed to make or cause to be made on their behalf New Money Loans (collectively, the “Specified Term Lenders”), and other financial institutions or entities acceptable to the Specified Term Lenders (collectively, the “Term Lenders”).

With respect to the ABL Facility, the Arrangers or any of their respective affiliates, and other financial institutions or entities acceptable to the Arrangers (collectively, the “ABL Lenders”, and together with the Term Lenders, the “Lenders”).

Instructing Group:	Until entry of the Final Order, (a) with respect to the Term Facility, subject to minimum hold levels to be agreed to by all of the Specified Term Lenders, the Specified Term Lenders, and (b) with respect to the ABL Facility, the Arrangers. After the entry of the Final Order, as negotiated in good faith by the parties and specified in the Definitive Documentation (as defined below). When approval of the Instructing Group is required, the applicable unanimous approval is needed.

Letter of Credit Issuer:	Citibank, N.A. or an affiliate thereof and other mutually satisfactory banks and any other bank or financial institution that also becomes a letter of credit issuer after the Interim Order Entry Date (collectively, the “Issuer”).

Term Facility Administrative Agent:	To be Determined (the “Term Facility Agent”).

ABL Facility Administrative Agent:	Citicorp USA, Inc. or an affiliate (the “ABL Facility Agent” and together with the Term Facility Agent, the “Agents”).

Term Facility Initial Availability:	During the period commencing on the date (the “Interim Order Entry Date”) of the Bankruptcy Court’s entry of the Interim Order (as defined in Annex II attached hereto) and ending on the date the Bankruptcy Court enters the Final Order (such period, the “Interim Period”), a portion of the Term Loan Commitments shall be available to the Borrowers, subject to (i) delivery by the Debtors of a Budget (as defined below) and (ii) compliance with the terms, conditions and covenants described in this Summary of Terms and Conditions (this “Term Sheet”) (the “Initial Availability”) in an amount equal to the lesser of $2,167,000,000 and such other amount as may be approved by order of the Bankruptcy Court, to be made available during the Interim Period in accordance with the Budget.

Term Facility Full Availability:	Upon the Bankruptcy Court’s entry of the Final Order (the “Final Order Entry Date”), the full remaining amount of the Term Loan Commitments shall be available to the Borrowers, subject to the execution and delivery of definitive documents relating to the Term Loan Facility (such documents, together with the definitive documents relating to the ABL Facility, including, without limitation, credit agreements, guarantees, security agreements, pledge agreements, opinions of counsel and other related definitive documents, collectively, the “Loan Documents”), and compliance with the terms, conditions and covenants described in this Term Sheet and the Loan Documents (the “Full Availability”). Subject to the terms hereof, the balance of the Term Facility may be borrowed in amounts, and at intervals, to be set forth in the Definitive Documentation (as defined in Annex II).

ABL Facility Initial Availability:	Availability under the ABL Facility (“ABL Facility Availability”) will be, at any date after the Interim Order Entry Date, an amount equal to the lesser of (i) the then effective commitments under the ABL Facility and (ii) the Borrowing Base (as defined below) on such date.

“Borrowing Base” means, at any time, an amount equal to the sum of (i) the lesser of (1) 85% of the Orderly Liquidation Value Rate of Eligible Inventory and (2) 75% of Eligible Inventory plus (ii) 85% of Eligible Receivables less (iii) ABL Facility Availability reserves. The Borrowing Base is subject to certain adjustments by the ABL Facility Agent, based on review, evaluation and appraisal of the assets included in the Borrowing Base.

Availability and Related Terms under Existing ABL Facilities:	Except as otherwise set forth herein, the provisions of the definitive documentation for the ABL Facility relating to availability (including defined terms and calculations, including the definitions of “Availability”, “Orderly Liquidation Value Rate”, “Eligible Inventory”, “Eligible Receivables”, “Excess Availability”, “Total Outstandings”, “Triggering Event”, “Total Collateral Availability”, “Total Excess Availability” and all related defined terms) shall be substantially as set forth in the Existing ABL Facilities; with such modifications thereto and additional terms and conditions as the Arrangers deem appropriate for a facility of this nature under current market conditions.

Budget:	As used in this Term Sheet and in Annex II hereto, “Budget” means the following (each in form and substance satisfactory to the Instructing Group exercising their judgment in good faith):

(a) in the case of the initial Budget (delivered as a condition to the closing and initial funding of the Facilities), a 13-week statement of sources and uses for the next 13 weeks of Lyondell AF and its subsidiaries, broken down by week, including the anticipated uses of the Facilities for such period (a “13-week Projection”), and thereafter, prior to the Final Order Entry Date, at the end of each four week period (and thereafter, as shall have been agreed to in the Definitive Documentation), an updated 13-week Projection for the subsequent 13 week period;

(b) beginning on the date 60 days after the Interim Order Entry Date, a business plan and projected operating budget for a period of one (1) year (the “Operating Forecast”), broken down by month, including, without limitation, income statements, balance sheets, cash flow statements, projected capital expenditures, asset sales, cost savings and headcount reductions, targeted facility closures, targeted facility idlings and other milestones, a line item for total available liquidity for the period commencing on the date of such Budget, and which shall set forth the anticipated uses of the Facilities for such period; the associated underlying assumptions shall be mutually agreed by the Chief Restructuring Officer and the advisors to the Instructing Group; and

(c) within five days of the Interim Order Entry Date, operating and financial metrics will be developed and mutually agreed by the Chief Restructuring Officer and the advisors to the Instructing Group and reported on a weekly basis or as otherwise agreed;

and which shall provide, among other things, for the payment of the fees and expenses relating to the Facilities, ordinary course administrative expenses, bankruptcy-related expenses and working capital and other general corporate needs. The Debtors shall also provide weekly a Budget variance report/reconciliation on Friday of each week for the prior week (i) showing actual cash receipts and disbursements for the immediately preceding week, noting therein all variances, on a line-item basis, from values set forth for such period in the Budget, and shall include explanations for all material variances, and (ii) certified by the Chief Restructuring Officer.

Maturity:	The maturity date of the Facilities will be (and all loans and obligations under the Facilities shall be repaid in full in cash on) the earliest of: (i) stated maturity, which shall be December 15, 2009, (ii) the effective date of any Chapter 11 plan of any Debtor, (iii) the date that is 30 days after the Interim Order Entry Date if the Final Order Entry Date shall not have occurred by such date and (iv) the acceleration of the loans or termination of the commitments under either of the Facilities, including, without limitation, as a result of the occurrence of an Event of Default (any such occurrence, the “Maturity Date”).

Any confirmation order entered in the Cases shall not discharge or otherwise affect in any way any of the joint and several obligations of the Debtors or the other Obligors to the Lenders under the Facilities and the Loan Documents, other than after the payment in full and in cash, or, in the case of Roll-Up Loans, other securities or financial instruments as described under “Special Provisions for Roll-Up Loans” below, to the Lenders of all obligations under the Facilities and the Loan Documents on or before the effective date of a plan of reorganization and the termination of the Commitments.

Closing Date:	The date on or before January 9, 2009 on which the specified portion of the Commitments is made available for borrowings under the Facilities (the “Closing Date”), which shall be no later than two (2) days after the Interim Order Entry Date, subject to satisfaction (or waiver) of the applicable conditions precedent set forth herein.

Amortization:	None.

Interest Rate and Fees:	As set forth on Annex III.

Borrowing Procedure:	Borrowings under the ABL Facility will be in minimum amounts of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the applicable Commitments).

Borrowings under the Term Facility after the Interim Order Entry Date will be in minimum amounts to be set forth in the Definitive Documentation (or, if less, the remaining available balance of the applicable Commitments).

Borrowing requests under each facility shall be signed by the Chief Restructuring Officer and made (i) on three business days’ notice, in the case of loans bearing interest at a rate based on LIBOR (“LIBOR Loans”) and (ii) on one business day’s notice, in the case of loans bearing interest based on the Alternate Base Rate (“ABR Loans”).

Currency:	Borrowings may be made in U.S. Dollars. All payments under the Facilities will be made without setoff or counterclaim.

Funding Protection:	Reasonably acceptable to the Arrangers, as to the ABL Facility, and the Specified Term Lenders, as to the Term Facility, including breakage costs, minimum cost of funds, gross-up for withholding (subject to customary qualifications), unavailability of LIBO Rate, compensation for increased costs and compliance with any change in regulatory restrictions.

Voluntary Prepayments:
Commitment Reductions:	The Borrowers may repay the loans under the Term Facility and/or reduce the Term Loan Commitments at any time without premium or penalty (other than breakage costs, if applicable and Exit Fees on the amount of the prepayment or reduction) upon (i) at least 3 business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the outstanding amount of applicable loans), and, in the case of reduction of the Term Loan Commitments, each partial reduction shall be in an amount of $5,000,000 or multiples of $1,000,000 in excess thereof (or, if less, the remaining available balance of the Term Loan Commitments); provided further that no voluntary prepayment of the Roll-Up Loans shall be permitted until the New Money Loans shall have been repaid in full and the ABL Facility cancelled in its entirety.

The Borrowers may repay the loans under the ABL Facility at any time without premium or penalty (other than breakage costs, if applicable) upon (i) at least 3 business days’ notice in the case of LIBOR Loans and (ii) one business day’s notice in the case of ABR Loans; provided that in the case of repayment, each partial repayment shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the outstanding amount of applicable loans), and, in the case of reduction of the ABL Commitments, each partial reduction shall be in an amount of $1,000,000 or multiples of $500,000 in excess thereof (or, if less, the remaining available balance of the ABL Commitments).

Mandatory Prepayments:	The following mandatory prepayments shall be required:

	1.	Asset Sales: Except as provided in Paragraph 5 below, prepayments of the Term Facility in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrowers or Lyondell AF or any of their respective subsidiaries (as to any transaction, in an amount of $1,000,000 or more), other than (a) net cash proceeds of sales or other dispositions of inventory and licensing in the ordinary course of business or the sale of receivables pursuant to the existing European receivables securitization program and subject to any Legal Limitations and with restrictions to be agreed and (b) net cash proceeds of the contemplated sale of the flavors and fragrances business in the United States and subject to exceptions to be agreed on in the Definitive Documentation.

	2.	Insurance Proceeds: Except as provided in Paragraph 5 below, prepayments of the Term Facility in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrowers or Lyondell AF or any of their respective subsidiaries (other than any such proceeds received prior to the date of commencement of the Cases), subject to any securitization program and subject to any Legal Limitations and with restrictions to be agreed, and subject to exceptions to be agreed on in the Definitive Documentation.

	3.	Incurrence of Indebtedness: Prepayments of the Term Facility in an amount equal to 100% of the net cash proceeds received from the incurrence of indebtedness by the Borrowers or Lyondell AF or any of its other restricted subsidiaries (other than indebtedness otherwise permitted under the Loan Documents), payable no later than the date of receipt

	4.	ABL Facility Overdraw. On any date that outstanding loans under the ABL Facility and Letter of Credit exposures exceed ABL Facility Availability then, not later than the next business day, the Borrowers must prepay the loans under the ABL Facility so that outstanding loans under the ABL Facility and Letter of Credit exposures no longer exceed ABL Facility Availability.

	5.	Collateral for ABL Facility. Prepayment of the ABL Facility in an amount equal to (i) sales of ABL Collateral not in the ordinary course of business and (ii) insurance and condemnation awards involving and to the extent of the ABL Collateral.

Application of Mandatory Prepayments:	Any mandatory prepayments (other than 4 and 5 above) shall be applied, first, to repayment of the New Money Loans (and permanent reduction of the Commitments associated therewith) until repaid in full, second to repayment of loans under the ABL Facility (and permanent reduction of the ABL Facility), until repaid in full, and third, to repayment in cash of the Roll-Up Loans, until repaid in full.

Cancellation of Commitments:	(i) Automatic if no New Money Loan has been advanced by close of business in New York on the Closing Date; and (ii) otherwise, in the minimum amounts of $5,000,000 and integral multiplies of $1,000,000 subject to payment of the Exit Fee on the amount of the Term Loan Commitment cancelled. All cancellations shall be permanent.

Cash Balances of non-U.S. Obligors:	On any date that the aggregate cash balances for non-U.S. Subsidiaries of Lyondell AF exceed 200 million euros, Basell GmbH shall repay the Intercompany Facility in the amount of such excess (subject to a minimum repayment requirement of the U.S. dollar equivalent of 5,000,000 euros). Amounts so repaid under the Intercompany Facility may be reborrowed under the Intercompany Facility in accordance with the Budget.

Cash Dominion:	All amounts collected in the Concentration Account will be automatically applied to the repayment of loans under the ABL Facility.

“Concentration Account” means an account or accounts maintained with the ABL Facility Agent into which all proceeds of ABL Collateral will be deposited. The Concentration Account will be subject to a control agreement in favor of the ABL Facility Agent. For the avoidance of doubt, the Concentration Account shall only receive property of Debtors, not Non-Debtors.

Priority/Security:	All obligations of the Obligors to the Lenders under the Loan Documents, including all loans made under the Facilities, shall, subject to the Carve-Out (as defined below), at all times:

(i) pursuant to Bankruptcy Code section 364(c)(1), be entitled to joint and several superpriority administrative expense claim status in the Cases, which claims in respect of the ABL Facility and the Term Facility shall be pari passu, except that the Roll-Up Loans will be junior to the ABL Loans and the New Money Loans;

(ii) pursuant to Bankruptcy Code section 364(c)(2), be secured by the following:

(a) in the case of the ABL Facility (1) a perfected first-priority lien on all now owned or hereafter acquired accounts receivable and inventory of the Debtors and the proceeds thereof (the “ABL Collateral”), and (2) a perfected lien on all now owned or hereafter acquired other assets and property of the Debtors, including real and personal property, plant and equipment, the Intercompany Facility, and the proceeds thereof (the “Term Collateral”, and together with the ABL Collateral, the “Collateral”), subject as to priority only to the security interest securing the Term Facility;

(b) in the case of the Term Facility, (1) a perfected first-priority lien on the Term Collateral, and (2) a perfected lien on the ABL Collateral, subject as to priority only to the security interest securing the ABL Facility;

in each case, to the extent that such ABL Collateral and Term Collateral are not subject to valid, perfected and non-avoidable liens as of the commencement of the Cases;

(iii) pursuant to Bankruptcy Code section 364(c)(3), be secured by the following:

(a) in the case of the ABL Facility (1) a perfected lien on all ABL Collateral, and (2) a perfected lien on the Term Collateral, subject as to priority only to the security interest securing the Term Facility;

(b) in the case of the Term Facility (1) a perfected lien on all Term Collateral, and (2) a perfected lien on the ABL Collateral, subject as to priority only to the security interest securing the ABL Facility;

in each case, to the extent that such ABL Collateral and Term Collateral are subject to valid, perfected and non-avoidable liens in favor of third parties in existence at the time of the commencement of the Cases or to valid liens in existence at the time of such commencement that are perfected subsequent to such commencement as permitted by Section 546(b) of the Bankruptcy Code (other than property that is subject to the existing liens that secure the obligations under any of the Existing Primed Secured Facilities referred to below, which liens shall be primed by the Facilities liens described in such clause), subject to such liens in favor of such third parties; and

(iv) pursuant to Bankruptcy Code section 364(d), be secured by the following:

(a) in the case of the ABL Facility (1) a perfected first-priority lien on all ABL Collateral, and (2) a perfected lien on all Term Collateral, subject as to priority only to the security interest securing the Term Facility, and

(b) in the case of the Term Facility (1) a perfected first-priority lien on all Term Collateral, and (2) a perfected lien on all ABL Collateral, subject as to priority only to the security interest securing the ABL Facility;

in each case, to the extent that such ABL Collateral and Term Collateral are subject to valid, perfected and non-avoidable liens in favor of third parties as of the commencement of the Cases, including, all accounts receivable, inventory, real and personal property, plant and equipment of the Debtors that secure the obligations of the Debtors under or in connection with the Senior Credit Facility or the Bridge Loan Facility and any secured exchange notes issued in exchange therefor; and Lyondell’s $100,000,000 aggregate principal amount of 10-1/4% Debentures due 2010 and $225,000,000 aggregate principal amount of 9.8% Debentures due 2020 and Equistar Chemical, LP’s $150,000,000 aggregate principal amount of 7.55% Senior Notes due 2026 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Secured Notes”, together with the Senior Credit Facility and the Bridge Loan Facility, the “Existing Primed Secured Facilities”);

provided, in each case, that the liens of the Roll-Up Loans shall be junior to the liens securing the obligations in respect of the loans made in respect of the ABL Facility and the New Money Loans;

subject in each case only to a carve-out (the “Carve-Out”) which shall be comprised of the following: (i) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the United States trustee pursuant to 28 U.S.C. § 1930(a), (ii) all reasonable fees and expenses incurred by a trustee under section 726(b) of the Bankruptcy Code in an amount not exceeding $10,000,000, and (iii) after the occurrence and during the continuance of an Event of Default (as defined below) an amount not exceeding $25,000,000 in the aggregate, which amount may be used subject to the terms of the Interim Order, to pay any fees or expenses incurred by the Debtors and any statutory committees appointed in the Cases (each, a “Committee”) that remain unpaid subsequent to the payment of such fees and expenses from available funds remaining in the Debtors’ estates for such creditors, in respect of (A) allowances of compensation for services rendered or reimbursement of expenses awarded by the Bankruptcy Court to the Debtors’ or any Committee’s professionals and (B) the reimbursement of expenses allowed by the Bankruptcy Court incurred by the Committee members in the performance of their duties (but excluding fees and expenses of third party professionals employed by such members), provided that (x) the dollar limitation in this clause (iii) on fees and expenses shall neither be reduced nor increased by the amount of any compensation or reimbursement of expenses incurred, awarded or paid prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked or by any fees, expenses, indemnities or other amounts paid to any agent or lender (or any of their respective attorneys or agents under any of the Existing Primed Secured Facilities or otherwise), and (y) nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (A) and (B) above. No portion of the Carve-Out, any cash collateral or proceeds of the Facilities may be used for the payment of the fees and expenses of any person incurred challenging, or in relation to the challenge of, (i) any of the Lenders’ liens or claims, or the initiation or prosecution of any claim or action against any Lender, including any claim under Chapter 5 of the Bankruptcy Code, in respect of any of the Existing Primed Secured Facilities and (ii) any claims or causes of actions against the Lenders under the Existing Primed Secured Facilities, their respective advisors, agents and sub-agents, including formal discovery proceedings in anticipation thereof, and/or challenging any Lien of the Lenders under the Existing Primed Secured Facilities. No more than $25,000 of the Carve-Out, any cash collateral or proceeds of the Facilities may be used by any Committee or any representative of the estate to investigate claims and/or liens of the lenders under the Existing Primed Secured Facilities.

The Carve-Out shall be applied one-third to the Collateral securing the ABL Facility and two-thirds to the Collateral securing the Term Facility.

In addition, the proceeds of all loans hereunder shall be held in a segregated cash collateral account solely for the benefit of the Lenders until requested by the Borrowers to be disbursed for use as described under “Purpose/Use of Proceeds” above and in a manner consistent with the Budget.

All of the liens described herein shall be effective and perfected as of the Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements.

Special Provisions for Roll-Up Loans:	The Roll-Up Loans will not be required to be repaid in cash on the Maturity Date, provided that the Obligors shall use reasonable endeavors to procure the same. Upon the vote of the Roll-Up Loan class to accept a Chapter 11 Plan in accordance with section 1126 of the Bankruptcy Code or, failing to obtain same, pursuant to section 1129(b) of the Bankruptcy Code, the Debtors’ plan of reorganization may require that Roll-Up Loans be refinanced or otherwise replaced with other securities or financial instruments with a present value equal to the accrued principal and interest due in respect of the Roll-Up Loans as of the effective date of the plan and a maturity not exceeding five years therefrom; provided that the relative lien position of the lenders under the Term Facility in respect of the Roll-Up Loans is maintained, and provided further that (i) the principal amount of first lien secured debt of Lyondell AF and its subsidiaries may not exceed $4.515 billion plus the amount of the ABL Accordion, to the extent exercised, less repayments of New Money Loans or repayments of loans under the ABL Facility coupled with permanent reductions of ABL Commitments and (ii) the Roll-Up Loans, together with secured debt that is pari passu with the Roll-Up Loans, may not exceed (x) $3.25 billion minus (y) the principal amount of Roll-Up Loans repaid or consensually converted into equity or other securities of Lyondell AF or its subsidiaries.

The Interim Order and the Final Order shall contain provisions prohibiting Lyondell AF and its subsidiaries from incurring any indebtedness which (x) ranks pari passu with or senior to the loans under the Term Facility and the ABL Facility or (y) benefits from a first or second priority lien under section 364 of the Bankruptcy Code.

Adequate Protection:	Pursuant to sections 361, 363(e) and 364(d)(1) of the Bankruptcy Code, the administrative agents under the applicable Existing Primed Secured Facilities, for the benefit of themselves and the respective lenders and holders thereunder, shall be granted, respectively, the following adequate protection (collectively, the “Adequate Protection”) of their respective pre-petition security interests for, and equal in amount to, the diminution in the value (each such diminution, a “Diminution in Value”) of the pre-petition security interests of such lender, calculated in accordance with section 506(a) of the Bankruptcy Code, whether or not such Diminution in Value results from the sale, lease or use by the Debtors of the collateral securing the Existing Primed Secured Facilities (including, without limitation, cash collateral), the priming of the pre-petition security interests of such lender or the stay of enforcement of any pre-petition security interest arising from section 362 of the Bankruptcy Code, or otherwise:

(a)	Adequate Protection Lien. As security for and solely to the extent of any Diminution in Value of the pre-petition security interests, the agents under the Existing Primed Secured Facilities shall be granted for their benefit and the benefit of the applicable lenders, effective and perfected as of Interim Order Entry Date and without the necessity of the execution of mortgages, security agreements, pledge agreements, financing statements or other agreements, a security interest in and lien on the Term Collateral and the ABL Collateral (together, the “Adequate Protection Liens”), subject and subordinate only to (x) the Carve-Out and (y) the liens securing the Facilities, which Adequate Protection Liens shall rank in the same relative priority and right as do the respective security interests and liens of the respective Existing Primed Secured Facilities as of the Petition Date.

(b)	Super-Priority Claim. To the extent of any Diminution in Value of the pre-petition security interests, the agents under the Existing Primed Secured Facilities, on behalf of themselves and the applicable lenders and holders, shall be granted, subject to the payment of the Carve-Out, a superpriority administrative expense claim as provided for in section 507(b) of the Bankruptcy Code, immediately junior to the claims under section 364(c)(1) of the Bankruptcy Code held by the Term Facility Agent and ABL Facility Agent and the lenders under the Facilities, which superpriority claim shall respectively among the Existing Primed Secured Lenders rank in the same right and priority as do the respective claims thereof as of the Petition Date, provided that the Agents, Lenders and holders under the Existing Primed Secured Facilities shall not receive or retain any payments, property or other amounts in respect of the superpriority claims under section 507(b) of the Bankruptcy Code granted hereunder or under the Existing Primed Secured Facilities unless and until the obligations under the Facilities have indefeasibly been paid in cash in full.

(c)	Fees and Expenses. The agents under the Existing Primed Secured Facilities shall receive (for the benefit of the lenders thereunder) from the Debtors current cash payments of all reasonable professional fees and expenses payable to any Pre-

Petition Agent under the Pre-Petition Loan Documents, including, but not limited to, the reasonable fees and disbursements of counsel, financial and other consultants for the Pre-Petition Agents promptly upon receipt of invoices therefor.

(d)	Monitoring of Pre-Petition Collateral. The agents under the Existing Primed Secured Facilities shall be permitted to retain expert consultants and financial advisors at the expense of the Debtors, which consultants and advisors shall be given reasonable access for purposes of monitoring the business of the Debtors and the value of the Pre-Petition Collateral.

(e)	Financial Reporting. The Debtors shall continue to provide the agents under the Existing Primed Secured Facilities with financial and other reporting substantially in compliance with the Existing Primed Secured Facilities and any reporting described herein.

As additional adequate protection, the agent under the Senior Credit Facility, on behalf of itself and the lenders thereunder, are hereby granted the following:

(a)	Interest. The agent under the Senior Credit Facility shall receive from the Debtors (i) immediate cash payment of all accrued and unpaid interest on the Senior Credit Facility and letter of credit fees at the non-default rates provided for in the Senior Credit Facility, and all other accrued and unpaid fees and disbursements owing to any of the agent or lenders under the Senior Credit Facility and incurred prior to the Petition Date and (ii) on the first business day of each month, subject to satisfaction of an excess cash flow test to be determined, all accrued but unpaid interest on the Senior Credit Facility and letter of credit and other fees at the non-default contract rate applicable on the Petition Date (including LIBOR pricing options available in accordance with the Senior Credit Facility) under the Senior Credit Facility, provided that the Senior Credit Facility agent reserves the right to assert claims for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates), or on any other basis, provided for in the Senior Credit Facility, and for the payment of any other amounts provided for in the Senior Credit Facility, and provided, further that if, in accordance with applicable law, the Bankruptcy Court allows any claim by agent under the Senior Credit Facility for the payment of additional interest calculated at any other applicable rate of interest (including, without limitation, default rates), or on any other basis, provided for in the Senior Credit Facility, or for the payment of any other amounts provided for in the Senior Credit Facility, such claim shall constitute an administrative expense and shall be paid in full in cash upon the effective date of any confirmed Chapter 11 plan with respect to any Debtor.

All intercompany/affiliate liens of the Debtors and other Obligors, if any (other than any liens securing the ABL Facility or the Term Facility), will be contractually subordinated to the Facilities and to the Adequate Protection on terms satisfactory to the Instructing Group.

Representations and Warranties:	Each of the Obligors under the Term Facility makes the representations and warranties set forth in the Bridge Loan Facility and the Senior Credit Facility, modified as necessary to reflect the commencement of the Cases and such other matters as the Instructing Group shall reasonably require in the Definitive Documentation.

Each of the Obligors under the ABL Facility makes the representations and warranties set forth in Existing ABL Facilities, modified as necessary to reflect the commencement of the Cases and such other matters as the Instructing Group shall reasonably require in the Definitive Documentation. In addition, the Obligors shall represent and warrant that (a) Basell Germany Holdings GmbH (i) is a holding company that does not own any real estate, and (ii) the direct subsidiaries of which whose equity interests are subject to the liens granted hereunder are limited liability companies that are neither partnerships nor real estate holding companies.

Each of the Obligors under each of the Facilities represents and warrants that: there are no defaults under material agreements entered into after the date of commencement of the Cases; specific material contracts have been continued; orders of the Bankruptcy Court shall continue to be effective; and the Obligors have not failed to disclose any material assumptions with respect to the Budget and affirm the accuracy of the Budget in all material respects.

Covenants:

• financial covenants:	Each of the Obligors under the Facilities (with respect to itself and each of its subsidiaries) agrees to the following financial covenants: compliance with certain specifically identified line items in the Budget (provided that variances of percentages to be mutually agreed to within five days of the Interim Order Entry Date in respect of each such line item shall be permitted), reported weekly, tested weekly.

The Definitive Documentation will contain additional financial covenants as reasonably determined by the Instructing Group and reasonably acceptable to the Obligors.

• affirmative covenants:	Each of the Obligors under the Term Facility (with respect to itself and each of its subsidiaries) agrees to the affirmative covenants set forth in the Bridge Loan Facility and the Senior Credit Facility and such other affirmative covenants as the Instructing Group shall reasonably require in the Definitive Documentation.

Each of the Obligors under the ABL Facility (with respect to itself and each of its subsidiaries) agrees to the affirmative covenants set forth in Existing ABL Facilities and such other affirmative covenants as the Instructing Group shall reasonably require in the Definitive Documentation.

Each of the Obligors under each of the Facilities (with respect to itself and each of its subsidiaries) agrees to the following affirmative covenants:

(a)	delivery of periodic updates of the Cash Flow Forecast (as defined in Annex II attached hereto) and weekly variance reports;

(b)	with respect to the ABL Facility, detailed Borrowing Base certificates together with appropriate supporting data in form and substance satisfactory to the ABL Facility agent on a weekly basis with respect to Eligible Receivables and on a semi-monthly basis with respect to Eligible Inventory;

(c)	delivery of monthly reports by the Chief Restructuring Officer with respect to asset sales, cost savings, facility closures and other matters reasonably requested by the Lenders;

(d)	delivery to the Instructing Group as soon as practicable in advance of filing with the Bankruptcy Court the Interim Order and the Final Order (which must be in form and substance satisfactory to the Instructing Group), all other proposed orders and pleadings related to the Facilities (which must be in form and substance reasonably satisfactory to the Instructing Group), any plan of reorganization or liquidation, and/or any disclosure statement related to such plan;

(e)	compliance with milestones with respect to the Cases to be determined in the Definitive Documentation;

(f)	additional reporting requirements requested by the Arrangers, in the case of the ABL Facility, and the Specified Term Lenders, in the case of the Term Facility, including, without limitation, with respect to litigation, contingent liabilities, and ERISA and environmental events and European operations;

(g)	access to information (including historical information) and personnel, including, without limitation, regularly scheduled meetings as mutually agreed with senior management and the Chief Restructuring Officer and other company advisors and a subcommittee of the Instructing Group or any member of the Instructing Group and FTI Consulting, Inc. (“FTI”), and FTI shall be provided with access to all information it shall reasonably request and to other internal meetings regarding strategic planning, cash and liquidity management, operational and restructuring activities;

(h) maintenance of hedging arrangements relating to the trading activities of the Obligors;

(i) no later than 45 days after the Interim Order Entry Date, the financial advisors to the Instructing Group and the financial advisors to the Borrowers shall have furnished to the Lenders their joint recommendations with respect to operating systems, internal controls and senior management of the Obligors and their subsidiaries which shall be satisfactory to the Instructing Group in the good faith exercise of their judgment; and the Obligors shall diligently effect such recommendations; and

(j) no later than the Final Order Entry Date, the Borrowers shall have perfected, under applicable non-U.S. law, the Lenders’ security interests in the share pledges to be given by Bassell GmbH of its direct subsidiaries.

The Definitive Documentation will contain provisions relating to disbursement controls satisfactory to the Instructing Group and the Obligors.

• negative covenants:	Each of the Obligors under the Term Facility (with respect to itself and each of its subsidiaries) agrees to the negative covenants set forth in the Bridge Loan Facility and the Senior Credit Facility, with such baskets and carve-outs as may be agreed to in the Definitive Documentation by the parties thereto acting in good faith and such other matters as the Instructing Group shall reasonably require in the Definitive Documentation.

Each of the Obligors under the ABL Facility (with respect to itself and each of its subsidiaries) agrees to the negative covenants set forth in Existing ABL Facilities, modified as necessary to reflect the commencement of the Cases and eliminate the baskets and carve-outs specified therein, with such baskets and carve-outs as the parties shall agree to in the Definitive Documentation and such other matters as the Instructing Group shall reasonably require in the Definitive Documentation.

Each of the Obligors under each of the Facilities (with respect to itself and each of its subsidiaries) agrees that the following are prohibited (except to the extent otherwise permitted in this Term Sheet or the Definitive Documentation):

(a) creating or permitting to exist any liens or encumbrances on any assets, other than liens securing the Facilities and any permitted liens (which liens shall include scheduled liens in existence on the Closing Date to the extent subordinated pursuant to the orders, junior liens granted in connection with adequate protection granted by the Debtors as required hereunder) and other liens described in “Priority/Security” above;

(b) creating or permitting to exist any other superpriority claim which is pari passu with or senior to the claims of the Lenders under the Facilities, except for the Carve-Out and liens securing the obligations;

(c) disposing of assets (including, without limitation, any sale and leaseback transaction and any disposition under Bankruptcy Code section 363) in respect of a transaction for total consideration of more than $25,000,000 in the aggregate;

(d) modifying or altering (i) in any material manner the nature and type of its business or the manner in which such business is conducted or (ii) its organizational documents, except as required by the Bankruptcy Code;

(e) prepaying pre-petition indebtedness, except as expressly provided for herein or pursuant to “first day” or other orders entered upon pleadings in form and substance satisfactory to the Instructing Group;

(f) asserting any right of subrogation or contribution against any other Obligor until all borrowings under the Facilities are paid in full and the Commitments are terminated; and

(g) making Investments (as defined in the Bridge Loan Agreement) in non-U.S. persons, subject to exceptions to be agreed by the Instructing Group for an amount prior to the Final Order Entry Date of not more than 440 million euros and an additional amount from and after the Final Order Entry Date to be agreed on in the Definitive Documentation; provided that such Investments at any one time outstanding shall be consistent with the Budget (or such other amount as may be set forth in the Definitive Documentation); provided further, that the amount advanced to Basell GmbH at any time outstanding shall not exceed amounts in the Budget.

Events of Default:	The Term Facility shall be subject to the events of default set forth in the Bridge Loan Facility and the Senior Credit Facility, modified as necessary to refer to the Term Facility and to reflect the commencement of the Cases (without giving effect to any grace periods provided thereunder).

The ABL Facility shall be subject to the events of default set forth in the Existing ABL Facilities, modified as necessary to refer to the ABL Facility and to reflect the commencement of the Cases (without giving effect to any grace periods provided thereunder).

Each of the Facilities shall be subject to the following additional events of default (with thresholds and grace periods not to exceed those in the Senior Credit Facility:

(a)	From the Closing Date until the Final Order Entry Date, the occurrence of any insolvency or bankruptcy proceeding with respect to Lyondell AF or any subsidiary of Lyondell AF that is not a Debtor in the Cases, and thereafter, the occurrence of any insolvency or bankruptcy proceeding with respect to Lyondell AF or any material subsidiary of Lyondell AF that is not a Debtor in the Cases, with materiality to be defined in the Definitive Documentation;

(b)	The Final Order Entry Date shall not have been occurred within 30 days after the Interim Order Entry Date;

(c)	Any of the Cases shall be dismissed or converted to a Chapter 7 Case; a trustee, receiver, interim receiver or receiver and manager shall be appointed in any of the Cases, or a responsible officer or an examiner with enlarged powers shall be appointed in any of the Cases (having powers beyond those set forth in Bankruptcy Code sections 1106(a)(3) and (4)); or any other superpriority administrative expense claim or lien (other than the Carve-Out) which is pari passu with or senior to the claims or liens of the Lender under the Facilities shall be granted in any of the Cases without the consent of the Instructing Group;

(d)	Other than payments authorized by the Bankruptcy Court in respect of “first day” or other orders entered upon pleadings in form and substance satisfactory to the Instructing Group, as required by the Bankruptcy Code, or as may be permitted in the Loan Documents or herein, the Debtors shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition indebtedness or payables;

(e)	The Bankruptcy Court shall enter an order granting relief from the automatic stay to any creditor or party in interest (i) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Debtors which have an aggregate value in excess of $15,000,000 or (ii) to permit other actions that would have a material adverse affect on the Debtors or their estates;

(f)	An order shall be entered reversing, amending, supplementing, staying for a period of five days or more, vacating or otherwise modifying the Interim Order or the Final Order, or any of the Borrowers or any of their affiliates shall apply for authority to do so, without the prior written consent of the Lenders, or the Interim Order or Final Order with respect to the Facilities shall cease to be in full force and effect;

(g)	Any judgments which are in the aggregate in excess of $50,000,000 as to any post-petition obligation shall be rendered against the Debtors or other Obligors or any other material subsidiaries and the enforcement thereof shall not be stayed (by operation of law, the rules or orders of a court with jurisdiction over the matter or by consent of the party litigants); or there shall be rendered against the Debtors or other Obligors or any other material subsidiaries a non-monetary judgment with respect to a post-petition event which causes or would reasonably be expected to cause a material adverse change or a material adverse effect on the ability of the Debtors or other Obligors or any other material subsidiaries taken as a whole to perform their obligations under the Loan Documents;

(h)	A plan shall be confirmed in any of the Cases that does not provide for termination of the Commitments under the Facilities and payment in full in cash of the Debtors’ and other Obligors’ obligations under the Loan Documents (except as set forth above as to the Roll-Up Loans) on the effective date of such plan of reorganization or liquidation or any order shall be entered which dismisses any of the Cases and which order does not provide for termination of the Commitments under the Facilities and payment in full in cash of the Debtors’ and other Obligors’ obligations under the Loan Documents, or any of the Debtors shall seek, support, or fail to contest in good faith the filing or confirmation of such a plan or the entry of such an order;

(i)	The Debtors or any other Obligors or any other material subsidiaries shall take any action in support of any of the foregoing or any person other than the Debtors or other Obligors or any other material subsidiaries shall do so and such application is not contested in good faith by the Debtors or other Obligors or any other material subsidiaries and the relief requested is granted in an order that is not stayed pending appeal; and

(j)	Any Loan Document shall cease to be effective or shall be contested by Borrowers or any of their affiliates.

(k)	Any of the Borrowers or their affiliates shall fail to comply with the Interim Order or Final Order.

(l)	The filing of a motion, pleading or proceeding by any of the Borrowers or their affiliates which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in a material impairment.

	(m)	Definitive Documentation, in form and substance satisfactory to the Instructing Group acting in good faith, shall not have been entered into within twenty-one days after the Initial Order Entry Date and prior to the Final Order Entry Date, unless such date is extended by the Instructing Group acting in good faith.

	(n)	At any time, the Borrowing Base at such time less the aggregate exposure under the ABL Facility at such time shall be less than $100,000,000.

	(o)	Each of the Facilities shall cross-default to the other Facility.

	(p)	Such other usual and customary Events of Default that are reasonably requested by the Instructing Group.

Conditions Precedent to Initial Borrowings:	The obligation of the Lenders to make loans under the Facilities will be subject to customary closing conditions, including, without limitation, the applicable conditions precedent listed on Annex II attached hereto, and such other conditions as set forth herein.

Conditions Precedent to Full Availability:	The obligation to provide extensions of credit up to the full amount of the Commitments shall be subject to the satisfaction of the applicable conditions precedent listed on Annex II attached hereto.

Conditions to All Borrowings:	The conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties, the absence of any Default or Event of Default, and will otherwise be customary and appropriate for financings of this type and acceptable to the Arrangers, in the case of the ABL Facility, and the Specified Term Lenders, in the case of the Term Facility. Such conditions shall include, without limitation, the following:

	(a)	As a result of such extension of credit, usage of the Commitments shall not exceed (i) the applicable Commitments then in effect, (ii) the aggregate amount authorized by the Interim Order or the Final Order, as the case may be, (iii) the maximum amount of net borrowings contemplated to be outstanding as reflected in the Budget and other Budget milestones to be agreed to by the parties and (iv) in the case of the ABL Facility, ABL Facility Availability;

	(b)	The Interim Order or Final Order, as the case may be, shall be in full force and effect, and shall not have been reversed, modified, amended, stayed for a period of five business days or longer, vacated or subject to a stay pending appeal, in the case of any modification, amendment or stay pending appeal, in a manner, or relating to a matter, that is materially adverse to the interests of the Lenders;

(c) The Debtors shall maintain a chief restructuring officer acceptable to the Instructing Group (the “Chief Restructuring Officer”); and

(d) The Debtors and the other Obligors shall have paid the balance of all fees then due and payable as referenced herein.

Assignments and Participations:	Each Lender may assign all or any part of the Facilities to one or more affiliates, banks, financial institutions or other entities. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in the Facilities.

Requisite Lenders:	Voting with respect to each Facility will be done solely by the Lenders under such Facility. The vote of Lenders holding more than 50% of total Commitments (or if no Commitments are outstanding, total exposure) under the applicable Facility (the “Requisite Lenders” for such Facility) shall be required to amend, waive or modify such Facility, except that with respect to matters relating to, among others, the reduction in, or compromise of payment rights with respect to, principal or interest rates, extension of maturity, release of guarantees and/or liens granted on all or substantially all of the Collateral (other than liens on Collateral subject to permitted dispositions), any waiver of the covenants set forth in clauses (a) or (b) of “Negative Covenants” above and the definition of Requisite Lenders, Requisite Lenders for a Facility will be defined as Lenders holding 100% of total Commitments (or if no Commitments are outstanding, total exposure) under such Facility affected thereby or all affected Lenders, as appropriate.

Taxes:	The Facilities will include customary provisions reasonably acceptable to the Arrangers, as to the ABL Facility, and the Specified Term Lenders, as to the Term Facility, to the effect that all payments are to be made free and clear of any taxes (other than applicable franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever, subject to customary qualifications.

Indemnity; Expenses:	The Borrowers shall indemnify, pay and hold harmless the Instructing Group and the Lenders and their affiliates (and their respective directors, officers, employees, agents and advisors) against any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party) including the expenses incurred by the Instructing Group and in connection with the negotiation, documentation and administration of the Facilities (including fees and expenses of counsel and other advisors), and expenses incurred by any Lender in connection with any default in respect of the Facilities and any exercise of remedies in respect thereof.

Governing Law and Jurisdiction:	The Facilities will provide that (i) the Debtors will submit to the non-exclusive jurisdiction and venue of the Bankruptcy Court, or in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, then in any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan; and shall waive any right to trial by jury, and (ii) the Obligors that are not U.S. Obligors will submit to the non-exclusive jurisdiction and venue of any state or federal court of competent jurisdiction in the state, county and city of New York, borough of Manhattan and shall waive any right to trial by jury. New York law shall govern the Loan Documents (other than security documents to be governed by local law, to be determined by the Instructing Group).

Cooperation:	Borrowers will assist the Arrangers in the syndication of the Facilities as reasonably requested by them, and will provide customary information and documents in connection therewith.

Forbearance:	Each Lender shall, or in the case of a Lender which holds beneficial ownership in the loans under the Senior Credit Facility through a participation, shall instruct its respective participant counterpart to, execute and deliver to the Borrowers the Forbearance Agreement in the form of Exhibit A in order to participate in the Facilities, and in any event by becoming a Lender shall be deemed to have agreed to said Forbearance Agreement, with such modification applicable to individual parties as Borrowers and such parties agree.

Annex I

Lyondell Chemical Company

LIST OF DEBTORS

Name	Obligor Type	Bankruptcy Status	Jurisdiction of Organization
Basell USA Inc.	Borrower	Debtor	Delaware

Equistar Chemicals, LP	Borrower	Debtor	Texas

Houston Refining LP	Borrower	Debtor	Delaware

Lyondell Chemical Company	Borrower	Debtor	Delaware

Millennium Chemicals Inc.	Borrower	Debtor	Delaware

Basell Germany Holdings GmbH	Guarantor	Debtor	Germany

Basell Finance USA Inc.	Guarantor	Debtor	New York

Basell North America Inc.	Guarantor	Debtor	Delaware

LBI Acquisition LLC	Guarantor	Debtor	Delaware

LBIH LLC	Guarantor	Debtor	Delaware

LyondellBasell Finance Company	Guarantor	Debtor	Delaware

Lyondell Chemical Delaware Company	Guarantor	Debtor	Delaware

Lyondell Chemical Europe, Inc.	Guarantor	Debtor	Delaware

Lyondell Chemical Espana Co.	Guarantor	Debtor	Delaware

Lyondell Chemical Nederland, Ltd.	Guarantor	Debtor	Delaware

Lyondell Chemical Products Europe LLC	Guarantor	Debtor	Delaware

Lyondell Chemical Technology 1 Inc.	Guarantor	Debtor	Delaware

Lyondell Chemical Technology Management, Inc.	Guarantor	Debtor	Delaware

Lyondell Chemical Technology, L.P.	Guarantor	Debtor	Delaware

Lyondell Chimie France LLC	Guarantor	Debtor	Delaware

Lyondell-Equistar Holdings Partners	Guarantor	Debtor	Texas

Name	Obligor Type	Bankruptcy Status	Jurisdiction of Organization
Lyondell Europe Holdings Inc.	Guarantor	Debtor	Delaware

Lyondell Houston Refinery Inc.	Guarantor	Debtor	Delaware

Lyondell LP3 GP, LLC	Guarantor	Debtor	Delaware

Lyondell LP3 Partners, LP	Guarantor	Debtor	Delaware

Lyondell LP4 Inc.	Guarantor	Debtor	Delaware

Lyondell (Pelican) Petrochemical L.P.1, Inc.	Guarantor	Debtor	Delaware

Lyondell Petrochemical L.P. Inc.	Guarantor	Debtor	Delaware

Lyondell Refining Company LLC	Guarantor	Debtor	Delaware

Lyondell Refining I LLC	Guarantor	Debtor	Delaware

Millennium America Holdings Inc.	Guarantor	Debtor	Delaware

Millennium America Inc.	Guarantor	Debtor	Delaware

Millennium Petrochemicals GP LLC	Guarantor	Debtor	Delaware

Millennium Petrochemicals Inc.	Guarantor	Debtor	Virginia

Millennium Petrochemicals Partners, LP	Guarantor	Debtor	Delaware

Millennium Specialty Chemicals Inc.	Guarantor	Debtor	Florida

Millennium US Op Co, LLC	Guarantor	Debtor	Delaware

Millennium Worldwide Holdings I Inc.	Guarantor	Debtor	Delaware

Nell Acquisition (US) LLC	Guarantor	Debtor	New York

Annex II

Lyondell Chemical Company

SUMMARY OF CONDITIONS PRECEDENT TO THE FACILITIES

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Summary of Terms and Conditions.

A.	CONDITIONS TO INITIAL AVAILABILITY

1.	Interim Order/Bankruptcy Matters.

(a)

The Bankruptcy Court shall have entered, upon motion in form and substance satisfactory to the Instructing Group, on such prior notice as may be satisfactory to the Instructing Group, an interim order (the “Interim Order”) as to the Initial Availability no later than three (3) business days after the date of commencement of the Cases, approving and authorizing the Facilities, all provisions thereof and the priorities and liens granted under Bankruptcy Code section 364(c) and (d), as applicable, in form and substance reasonably satisfactory to the Instructing Group and their counsel, and including without limitation provisions (i) modifying the automatic stay to permit the creation and perfection of the liens of the Lenders on the Collateral; (ii) providing for the automatic vacation of such stay to permit the enforcement of the Lenders’ remedies under the Facilities, including without limitation the enforcement, upon five (5) business days’ prior written notice, of such remedies against the Collateral; (iii) prohibiting the assertion of claims arising under Bankruptcy Code section 506(c) against the Lenders or the commencement of other actions adverse to the Lenders or their rights and remedies under the Facilities or the Interim Order or the Final Order; (iv) prohibiting the incurrence of debt with priority equal to or greater than the Lenders’ under the Facilities, except as expressly provided in the Summary of Terms and Conditions; (v) prohibiting any granting or imposition of liens other than liens acceptable to the Instructing Group except as expressly provided in the Summary of Terms and Conditions; (vi) subject to the limitations that are usual and customary for financings of this type and otherwise acceptable to the Instructing Group, determining the Debtors’ existing pre-petition first lien secured credit facilities to be fully secured (with a finding that the Debtors stipulate and agree that the existing pre-petition first lien secured credit facilities are fully secured); (vii) priming the liens of the lenders and holders under the Existing Primed Secured Facilities and granting adequate protection for such priming in the form of liens, superpriority administrative expense claims and other payments and obligations as described in the “Priority/Security” section of the Summary of Terms and Conditions; (viii) authorizing and approving the Facilities including the Roll-Up Loans and the transactions contemplated hereby, including without limitation the granting of the superpriority claims, the first-priority and priming security interests and liens upon the Collateral and the payment of all fees and expenses due to the Lenders and the agents; (ix) finding that the Lenders are extending credit to the Borrowers in good faith within the meaning of Section 364(e) of the Bankruptcy Code; (x) determining that the pre-petition debt of the Lenders constitutes legal, valid and binding obligations of the Debtors, enforceable in accordance with its terms and not subject to avoidance, recharacterization, recovery, attack, off-set, counterclaim, defenses or claims of any kind pursuant to the Bankruptcy Code or other applicable law; (xi) the mechanics effecting the Facilities and the Roll-Up Loans shall be as reasonably determined by the Company and the Instructing Group; and (xii) containing a determination by the Bankruptcy Court that, subject to an investigation period by the official creditors committee, the liens securing the Senior Credit Facility and the Bridge Loan Facility are valid and unavoidable (with a finding that the Borrowers stipulate and agree that the liens securing the Senior Credit Facility and the Bridge Loan Facility are valid and unavoidable).

(b)	The Interim Order shall not have been reversed, modified, amended, stayed or vacated, in the case of any modification or amendment, in a manner, or relating to a matter, without the consent of the Instructing Group.

(c)	The Debtors shall be in compliance in all respects with the Interim Order.

(d)	The Cases shall have been commenced in the Bankruptcy Court for the Southern District of New York and all of the “first day orders” and all related pleadings to be entered at the time of commencement of the Cases or shortly thereafter shall have been reviewed in advance by the Instructing Group and shall be satisfactory in form and substance to the Instructing Group.

(e)	No trustee or examiner shall have been appointed with respect to the Borrowers or their respective properties.

(f)	A cash management order encompassing the cash management arrangements currently in place under the Bridge Facility and otherwise satisfactory to the Instructing Group shall be in full force and effect.

(g)	No material adverse change in the operations, assets, revenues, financial condition, profits or prospects of Borrowers (other than by virtue of the commencement of the Cases) shall have occurred.

2.	Financial Statements, Budgets and Reports.

(a)	The Instructing Group shall have received the Budget, which Budget shall be in form and substance satisfactory to them and at least in the detail attached in Annex II-1;

(b)	The Instructing Group shall have received a forecast of sources and uses of cash by the Debtors and the non-Debtor Guarantors on a weekly basis for the succeeding 13 calendar weeks, which shall be in form and substance satisfactory to them (the “Cash Flow Forecast”); and

(d)	The Instructing Group shall have received such information (financial or otherwise) as may be reasonably requested by them.

3.	Performance of Obligations.

(a)	All costs, fees, expenses (including, without limitation, reasonable legal fees) and other compensation contemplated by the Loan Documents to be payable to the Lenders shall have been paid to the extent due and the Debtors and the Non-Debtor Guarantors shall have complied in all material respects with all of their other obligations to the Lenders;

(b)	No Default or Event of Default shall exist; and

(c)	Representations and warranties shall be true and correct in all material respects.

4.	Customary Closing Documents.

(a)	The Lenders shall be satisfied that Lyondell has complied with all other customary closing conditions, including, without limitation: (i) the delivery of legal opinions as to authority, authorization, execution and delivery; corporate records and documents from public officials; and officer’s certificates; (ii) evidence of authority; and (iii) obtaining of any material third party and governmental consents necessary in connection with the Facilities, the financing thereunder and related transactions. The Lenders shall have received at least five (5) days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b)	Execution and delivery by the Debtors of this Term Sheet and promissory notes evidencing the loans made and to be made under the Facilities, in each case reasonably satisfactory in all respects to the Instructing Group; the parties hereto acknowledging that funding of the Initial Availability shall be made, as to loan documentation, solely on the basis of this Term Sheet and such promissory notes, and that funding of the Full Availability is subject to the parties entering into definitive loan documentation (“Definitive Documentation”) consistent with the terms of this Term Sheet.

(c)	All corporate and judicial proceedings and all instruments and agreements in connection with the loan transactions among the Debtors and the Lenders contemplated by the Loan Documents shall be satisfactory in form and substance to the Instructing Group, and the Lenders shall have received all information and copies of all documents or papers requested by any of them.

5.	Other Conditions. Such other conditions as are reasonably requested by the Instructing Group shall have been satisfied by the Debtors.

B.	CONDITIONS TO FULL AVAILABILITY

1.	Final Order.

(a)	Not later than 30 days following the Interim Order Entry Date, a final order shall have been entered by the Bankruptcy Court (the “Final Order”) in form and substance satisfactory to the Instructing Group on a motion by the Debtors that is in form and substance satisfactory to the Instructing Group, which Final Order shall have been entered on such prior notice to such parties as may be satisfactory to the Instructing Group, approving and authorizing on a final basis the matters and containing the provisions described in A.1. above.

(b)	The Definitive Documentation shall have been entered into, and the lenders shall have perfection of liens and pledges on the UCC collateral securing the Facilities.

(b)	The Final Order shall not have been reversed, modified, amended, stayed or vacated.

(c)	The Debtors shall be in compliance with the Final Order.

2.	Other Conditions.

(a)	The Lenders shall have received the required periodic updates of the Cash Flow Forecast and weekly variance reports, each in form and substance satisfactory to the Instructing Group, and Debtors shall be in compliance with the updated Cash Flow Forecast;

(b)	No Default or Event of Default shall exist under the Facilities;

(c)	Representations and warranties shall be true and correct in all material respects at the date of each extension of credit except to the extent such representations and warranties relate to an earlier date;

(d)	The Debtors shall have paid the balance of all fees then payable as referenced herein;

(e)	Perfection of mortgages (which mortgages, in the discretion of the Lenders, may be delivered after the date of Full Availability) on the real property collateral securing the Facilities; and

(e)	Such other conditions as are reasonably requested by the Lenders shall have been satisfied by the Debtors.

Annex V

Allocations

Each Eligible Subscriber will be afforded the opportunity to assume a Term Loan Commitment in respect of New Money Loans (a “NM Commitment”) in an amount equal to its Eligible Share of the total NM Commitments (together with a Term Loan Commitment in respect of Roll-Up Loans in an equal amount). “Eligible Share” for any person is a fraction (x) the numerator of which is the principal amount of its Eligible Holdings and (y) the denominator of which is the aggregate principal amount outstanding under the Senior Credit Facility at 11:59 p.m. on January 7, 2009. If the aggregate amount of NM Commitments subscribed by Eligible Subscribers exceeds the Maximum Subscription (which is the excess of $3,250,000,000 over $2,015,270,000 (being the aggregate Minimum Holds of the Specified Term Lenders specified on Annex IV), the Maximum Subscription shall be allocated ratably among the subscribing Eligible Subscribers and the NM Commitments of the Specified Term Lenders shall be reduced to their Minimum Holds. If the aggregate amount of the NM Commitments subscribed by Eligible Subscribers is less than the Maximum Subscription, each such Eligible Subscriber (a “Successful Subscriber”) shall be allocated the amount of its subscription. (Step One). The difference between the Maximum Subscription and the aggregate amount subscribed by Eligible Subscribers (the “Unsubscribed Maximum Subscription”) shall be available for further allocation as follows: Each Specified Term Lender shall be entitled to subscribe for a portion of the Unsubscribed Maximum Subscription up to but not exceeding 30% of its original NM Commitment (Step Two). If the Specified Term Lenders thereby subscribe for the full Unsubscribed Maximum Subscription, such amounts shall be allocated ratably among such subscribing Specified Term Lenders based on their subscriptions. If after Step Two there is an unsubscribed portion of the Unsubscribed Maximum Subscription, such unsubscribed portion shall be available for additional subscription by the Successful Subscribers (Step Three). The aggregate amount of the Maximum Subscription subscribed pursuant to Steps One, Two and Three above shall be applied to reduce the original NM Commitments of the Specified Term Lenders ratably in proportion to their Minimum Holds.

Each Term Lender acquiring a NM Commitment pursuant to the foregoing provisions will be entitled to an up-front fee of 1.75% with respect thereto. Each Specified Term Lender whose NM Commitment is reduced pursuant to the foregoing provisions will be entitled to an up-front fee of 1.75% on the amount of the reduction. In the event that the reallocation of the NM Commitments results in the repayment of a portion of the outstanding principal of any Term Lender’s funded New Money Loans (the amount of such repayment of principal, the “New Money Loans Repayment Amount”), such Term Lender receiving such repayment shall be deemed to have its New Money Loans Repayment Amount repaid in full upon the receipt of an amount equal to (a) such New Money Loans Repayment Amount less (y) the product of such New Money Loans Repayment Amount multiplied by 1.75%. The foregoing results in the aggregate amount of up-front fees payable by the Borrowers on the Closing Date and upon the closing of the Full Availability not exceeding 3.5% of the aggregate NM Commitments.

The allocation described in this Annex V shall be deemed to close simultaneously upon Final Availability.